Exhibit 10.12

HYDROARBON EXPLORATION AND PRODUCTION CONTRACT CARACOLI - Page 1 of 55

NATIONAL HYDROCARBONS AGENCYHYDROCARBON EXPLORATION AND PRODUCTION CONTRACT

SECTOR	CARACOLI
CONTRACTOR:	HARKEN DE COLOMBIA LIMITED
EFFECTIVE DATE:	DECEMBER 27, 2005

The contracting parties: On the one hand, the National Hydrocarbons Agency, ANH special administrative unit attached to the Ministry of Mines and Energy, created by the decree-law 1760 on June 26, 2003, with main legal address in Bogotá, D.C., represented by JOSE ARMANDO ZAMORA REYES, identified with Colombian ID No. 19.303.017 issued at Bogota, resident in Bogota, D.C., who declares: 1. That with his status as Director General of ANH, and representing this Agency, and 2. That he has been authorized to enter into this contract by the Executive Council of the ANH, as registered on Minutes No. 48, on December the second, 2005, and on the other part HARKEN DE COLOMBIA LIMITED, a company organized under the laws of the Cayman Islands, with its main legal address in the Cayman Islands, with a branch office established in Colombia and main legal address in Bogotá, D.C., pursuant to public articles of incorporation No. 406, on February 19th, 1993, executed at the Notary Eleven (11) of Bogotá Jurisdiction, represented by GUILLERMO SANCHEZ, of age, citizen of the United States of America, identified with passport 132457597, who declares: 1. That with his status of Lawful Representative he performs representing HARKEN DE COLOMBIA LIMITED company. 2. That, in order to enter the contract herein he is fully authorized, as recorded in the existence and lawful representation certificate issued by Bogotá D.C. Chamber of Commerce. 3. That he declares under oath that neither himself nor the company he represents are involved in any cause of incompatibility or inability to enter into the contract herein, and 4. That HARKEN DE COLOMBIA LIMITED has credited having and commits itself to maintain financial capacity, technical competence, and professional capabilities required to carry out the activities that the contract herein relates to. The aforementioned company shall be referred to as THE CONTRACTOR to all effects.

The ANH and THE CONTRACTOR hereby state that they have entered the contract herein pursuant to the following Covenants:

HYDROCARBON EXPLORATION AND PRODUCTION CONTRACT CARACOLI - Page 2 of 55

CLAUSE 1 – DEFINITIONS

To the effects hereto, the expressions below shall have the meaning assigned herein:

1. Appendixes A, B, and C are part of the Contract herein as a whole, and consequently, every time the expressions of this clause refers to are used in such appendixes, they shall have the same meanings as herein.

1.1. Abandonment: Is the sealing and abandonment of wells, dismantling of buildings, and environmental restoration of the areas where Exploration, Assessment, or Exploitation might have been carried out pursuant to Colombian legislation.

1.2. Year: The 12 consecutive month period, as per Gregorian calendar, counted from a specific date.

1.3. Calendar Year The twelve month period, from January 1st thru December 31, both included, each year.

1.4. Contracted Area: The surface and its projection on the sub-soil, as identified on Clause 3, an delimited on Appendix A, in which THE CONTRACTOR is authorized, by virtue of the contract herein, to carry out Hydrocarbon Exploration, Evaluation, and Exploitation Operations, which are the subject mater hereto.

1.5. Evaluation Area: The portion of the Contracted Area in which THE CONTRACTOR has performed a Discovery, and in which he has decided to carry out an Evaluation Program in order to establish or not its commercial feasibility, pursuant to Clause 7. This area shall be framed within a regular polygon on the surface, which shall preferably be four sided, which shall comprise the surrounding line of the vertical projection on the surface of the structure or geological trap which contains the Discovery.

1.6. Exploitation Area: The portion of contracted Area in which one or more of the Commercial Fields, as established on Clause 9 (Number 9 hereto) is located. Each Commercial Field’s area shall involve the surrounding line of the vertical projection on the surface of the deposit or deposits that it is made of, and as defined by the Ministry of Mines, pursuant to Decree 3229, on November 11, 2003, or to the regulations that might modify it or substitute it.

1.7. Barrel: The Liquid Hydrocarbon measuring unit, which contains forty two (42) United States of America gallons, corrected to standard conditions (sixty degrees Fahrenheit (60° F) temperature, and one (1) standard atmosphere absolute pressure).

HYDROCARBON EXPLORATION AND PRODUCTION CONTRACT CARACOLI - Page 3 of 55

1.8. Good Practices in the Petroleum Industry The good, safe, and efficient operations and procedures which are commonly used by cautious and diligent operators in the international petroleum industry, under conditions and circumstances which are similar to those encountered during the execution of the activities of the contract herein, mainly in such aspects related to usage of methods and processes that are adequate to obtaining maximum economic benefit regarding the final recovery of reservoirs, loss reduction, operational safety, and protection of the environment, among others, as long as such operations and procedures are not in violation of Colombian law.

1.9. Commercial Field: The portion of the Contracted Area having one or more discovered reservoirs within its grounds, which THE CONTRACTOR has decided to exploit commercially.

1.10. Declaration of Commercial Feasibility: The written notice from THE CONTRACTOR to the ANH, my means of which he declares that the Discovery he has made within the Contracted Area is a Commercial Field.

1.11. Discovery: A discovered Hydrocarbon oilfield is deemed as existing, when by means of drilling with a drill or similar equipment, and subsequent fluid tests, finding of the rock in which the Hydrocarbons are accumulated is attained, and it behaves as an independent unit regarding production mechanisms, petro-physical characteristics, and fluid properties.

1.12. Discovery of Non-Associated Natural Gas: It is a Discovery which has its official production test, being it understood that such test be representative of the discovered oilfield or oilfields, that it shows a Gas Oil Ratio (GOR) above 7000 standard cubic feet per each barrel of Liquid Hydrocarbons, and a heptane molar composition (C7+) below 4.0%. GOR is understood as the ratio between the Natural Gas volume in cubic feet per day, and the Liquid Hydrocarbon volume in barrels per day produced by a well, and the heptane (C7+) molar composition as the molar percentage of heptanes and other greater molecular weight hydrocarbons.

The Oil Gas Ratio (OGR) of a Discovery having several oilfields shall be determined based upon the weighted average of the production of each oilfield and the heptane (C7+) molar composition as the simple arithmetic average.

1.13. Day: Twenty four hour (24) period beginning at zero hours (00:00), and ending at twenty four hours (24:00).

1.14. Development or Development Operations: The activities and Works carried out by THE CONTRACTOR, including but not limited to drilling, completion, equipping, of wells under development, the design, construction, installation, maintenance of equipment, piping, transfer lines, storage tanks, artificial production methods, primary and improved recovery methods, liquid transportation methods, treatment, and storage, among other, within an Exploitation Area within the Contracted Area and outside such Area whenever it might be necessary

1.15. Exploration or Exploration Operations: These are any such pieces of equipment, Works, and jobs the CONTRACTOR executes in order to determine the existence and location of Hydrocarbons in the sub-soil, which include but are not limited to geophysical, geochemical, geological, cartographic methods, and in general, superficial prospecting activities, Exploratory well drilling, and other operations which are directly related to the search or Hydrocarbons in the subsoil.

1.16. Evaluation or Evaluation Operations: These are all operations and activities performed by THE CONTRACTOR at an Evaluation Area pursuant to Clause 7 herein, with the purpose of evaluating a Discovery, delimiting the geometry of the oilfield or oilfields within the Evaluation Area, and determining, among other things, the feasibility of extracting such Hydrocarbons en economically exploitable quantity and quality, and the impact its commercial exploitation might cause on the social and environmental sides. Such operations include drilling Exploration Wells, acquisition of seismic detail programs, carrying out of production tests, and generally speaking, other operations aimed at determining whether the Discovery is a Commercial Field, and at delimiting such field.

1.17. Exploitation: Comprises Development and Production.

1.18. EFFECTIVE DATE: This is the day the contract herein is signed, and as of which all times related thereto begin to elapse.

1.19. Natural Gas: This is the mixture of Hydrocarbons which remains in a gaseous state at standard conditions (sixty degrees Fahrenheit (60° F) temperature, and one (1) standard atmosphere absolute pressure), which is composed of the most volatile members of the paraffinic series of Hydrocarbons.

1.20. Hydrocarbons: These are all organic compounds made out mainly of the natural mixture of carbon and hydrogen, as well as those substances accompanying them or deriving from them.

1.21. Liquid Hydrocarbons: These are all hydrocarbons produced in the Contracted Area, which at standard conditions (sixty degrees Fahrenheit (60° F) temperature, and one (1) standard atmosphere absolute pressure), are in liquid state at the head of the well or at the separator, as well as the distillates and condensates extracted from the gas.

1.22. Heavy Liquid Hydrocarbons: These are Liquid Hydrocarbons with an API gravity equal to or lower than fifteen degrees (15° API).

1.23. Default Interest: Whenever it has to do with pesos, this shall be the highest default interest rate allowed, certified by competent authority. Whenever it has to do with United States of America dollars, this shall be the principal LIBOR (London Interbank Borrowing Offered Rate) rate for three month deposits in dollars, plus four percentage points (LIBOR plus 4%).

1.24. Month: Time period beginning any Day of a calendar month and ending the previous Day to the same Day on the next calendar month, or if it is Day one, the last day of the current month.

1.25. Parties: Upon signature of the Contract, ANH and THE CONTRACTOR.

Subsequently, at any time, ANH on one part, and THE CONTRACTOR and/or its duly accepted by ANH assigns, on the other. Whenever the CONTRACTING party is made out by a plural number of companies, they shall designate a single one among them to act as their representative before ANH.

1.26. Period of Exploration: This is the period of six (6) years, counted as of the Effective Date, as well as any extension granted, during which THE CONTRACTOR shall carry out the Minimum Exploratory program.

1.27. Period of Exploitation: This is the period of up to twenty four Years and their extensions if any, regarding each area of Exploitation, as of the date of the date of the Declaration of Commercial Feasibility of the corresponding Commercial Field, during which THE CONTRACTOR must carry out Development and Production Operations.

1.28. Exploitation Plan: This is the guiding document prepared by THE CONTRACTOR pursuant to Clauses 9 and 10 hereto, in order to carry out the technical, efficient, and economic exploitation of each Exploitation area, and it shall contain, among other aspects, the calculation of the Hydrocarbon reserves, the Hydrocarbon Production forecasts for short and mid term, an Abandonment program, and the Exploitation Works Programs for the remainder of the current Calendar Year or for the Next Calendar Year.

1.29. Exploratory well: This is a well that shall be drilled by THE CONTRACTOR within the Contracted Area, in search of Hydrocarbon oilfields in an area that has not been proven to be Hydrocarbon producer, or in order to find oilfields additional to a Discovery, or in order to extend the limits of the known oilfields within one Discovery.

1.30. Production or Production Operations: Such are all operations and activities which are carried out by THE CONTRACTOR in an Exploitation Area, with relation to the extraction, collection, treatment, and movement processes of the Hydrocarbons up to the Point of Delivery, the Abandonment, and all other operations regarding obtaining Hydrocarbons.

1.31. Minimum Exploratory Program: This is the Exploration Operations program which has been agreed upon in Clause 5 hereto (Number 5.1), which THE CONTRACTOR commits to perform, at least, during each phase of the Exploration Period in which he might enter.

1.32. Subsequent Exploratory Program: This is the Exploration Operations program which THE CONTRACTOR commits to perform, subsequently to the ending of the Exploration Period, pursuant to Clause 6 hereto (Number 6.1).

1.33. Evaluation Program: This is the Evaluation Operations plan presented by THE CONTRACTOR to the ANH, as per Clause 7 hereto, with the purpose of evaluating a Discovery and determining whether it is a Commercial Field. The performance of the Evaluation Program and submittal of the report on the results to ANH are requisites to declare whether a Discovery is a Commercial Field.

1.34. Work Program: Is the description of the Exploration, Evaluation, and/or Exploitation activities and Operations on the contracted Area pursuant to the terms hereto. The Work Program shall include the timetable pursuant to which the CONTRACTOR shall initiate and conclude the due activities and budget.

1.35. Point of Delivery: Is the site agreed upon by the parties where the Hydrocarbon production for each field is measured in the minimum inlet specifications to any transportation system the CONTRACTOR might use, in order to determine the volume of Hydrocarbons which corresponds to royalties, and the CONTRACTOR’s Hydrocarbon volume.

CLAUSE 2 – SUBJECT MATTER

2.1. Subject Matter: By virtue of the contract hereto, the CONTRACTOR is granted exclusively the right to explore the Contracted Area, and to exploit the Hydrocarbons property of the Nation that might be discovered within such area. The CONTRACTOR shall have the right to the part of the production of Hydrocarbons coming from the Contracted Area that might correspond to him, pursuant to Clause 14 hereto.

2.2. Scope: THE CONTRACTOR, exerting such right, shall carry on the activities and operations pursuant the covenants herein, and he shall, at his own exclusive expense and risk, supplying all the resources required to project, to prepare, and perform the Exploration, Evaluation, Development, and Production activities and Operations, within the Contracted Area.

2.3. Exclusion of rights on other natural resources: The rights granted herein are exclusively related to Hydrocarbons property of the Nation which might be discovered within the Contracted Area, and consequently, they shall not be extended to any other natural resource that might exist within such area.

CLAUSE 3 - CONTRACTED AREA:

3.1. Extension: The Contracted Area comprises a total extension of approximately thirty six thousand, one hundred and ninety three (36,193) hectares, and seven thousand five hundred and forty six (7546) square meters. This area is as described in Appendix A, which is part of the contract hereto, and it is located within the municipal jurisdictions of Cúcuta, El Zulia, Santiago, and San Cayetano, in Norte de Santander Department. The Contracted Area shall be gradually reduced pursuant to this clause.

3.2. Restrictions: In case a portion of the Contracted Area should extend to areas within the National Natural Park System or other reserved, excluded, or restricted areas, which are delimited by the corresponding authority, or whenever zones with the aforementioned characteristics should extend over the Contracted Area, the CONTRACTOR commits to comply with the conditions imposed by the competent authorities regarding such areas. ANH shall not assume any liability to this regard.

Whenever ANH shall be made aware of the claim of private property on the Hydrocarbons in the subsoil within the Contracted Area, it will proceed with the due formalities pursuant to legal stipulations.

3.3. Return of the Exploration, Evaluation, and Exploitation areas: THE CONTRACTOR shall return the areas under Exploration, Evaluation, and Exploitation in all cases pursuant hereto as causes of return, whether because of relinquishment, expiration of the terms, due to the cases foreseen in Clause 8 hereto (Number 8.2), or due to failure to perform the activities of the corresponding Work Programs, or, in general, due to any such other contractual cause that might impose on the CONTRACTOR the obligation to return the area.

3.4. Voluntary Returns: At any time, THE CONTRACTOR can make partial returns of the Contracted Area, as long as the fulfillment of the obligations pursuant hereto shall not be affected. If such voluntary returns are made within the term of the Exploration Period, they shall be accounted to the effect of the mandatory return of areas.

3.5. Restoring of returned areas: The CONTRACTOR shall perform all Abandonment activities required, and he shall restore all returned areas pursuant to stipulations in Colombian Legislation and herein.

3.6. Drafting of returned areas: Areas returned by THE CONTRACTOR shall comprise the minimum possible number of contiguous rectangular blocks delimited by lines in north-south and east-west directions, following a grid akin to the one that is formed by the Instituto Geográfico Agustín Codazzi cartographic sheets.

3.7. Formalization of return of areas: Every return of areas carried out pursuant hereto, shall be formalized by means of Minutes signed by the Parties.

CLAUSE 4 – DURATION AND PERIODS

4.1. Duration: The duration of this contract shall be determined pursuant to the following clauses.

4.2. Period of Exploration: The Exploration Period shall have a six (6) year duration as of the Effective Date, and it is divided among the Phases described below. First phase of the Exploitation Period begins on the Effective Date, and the following phases begin on the calendar Day immediately after the termination of the preceding phase:

Phase 1 with a twelve month (12) duration.

Phase 2 with a twelve month (12) duration.

Phase 3 with a twelve month (12) duration.

Phase 4 with a twelve month (12) duration

Phase 5 with a twelve month (12) duration

Phase 6 with a twelve month (12) duration

4.2.1. Right to relinquishment during the Exploration Period: During whichever phase of the Exploration Period, the CONTRACTOR shall have the right to relinquish hereto, as long as he has satisfactorily accomplished Minimum Exploratory Program of the current phase, and the remaining obligations he is accountable for. To such purpose, the CONTRACTOR shall provide notice in writing to ANH, previously to the termination of the phase in progress.

4.2.2. Extension of a Phase of the Exploration Period: At a request from the CONTRACTOR, ANH shall extend the phase in progress within the Exploration Period until termination of the drilling of the exploratory wells and/or the acquisition of the seismic program and two (2) further months, as long as the following conditions are met:

a)	That the aforementioned Exploration Operations are part of the Minimum Exploratory Program, and that they had been initiated at least one (1) month prior to the termination date of the corresponding phase of the Exploration Period.

b)	The CONTRACTOR having performed uninterruptedly such Exploration Operations, and

c)	That notwithstanding the diligence applied toward the performance of such Exploration Operations, THE CONTRACTOR reasonably deems the remaining time to be insufficient to finish them prior to the expiration of the phase in progress.

With the extension request, THE CONTRACTOR shall deliver the documents upon which he bases his request to the ANH, with the corresponding guarantee, pursuant to the requisites stipulated in Clause 22 hereto.

4.2.3. Termination of the Contract due to expiration of the Exploration Period: Upon expiration of the Exploration Period, the contract shall be terminated if there does not exist an Evaluation Area, an Exploitation Area, or a Discovery which has been carried out by THE CONTRACTOR in the last phase of the Exploration Period in the Contracted Area. In such case, the CONTRACTOR shall return the Contracted Area in total to the ANH, without exemption from the fulfillment of the remaining obligations, and he remains obliged to show that he has complied with the Abandonment obligations, crediting that the drilled wells have been properly sealed and abandoned, that the surface facilities have been totally dismantled, and that he has performed the cleanup and environmental restoration works pursuant to the applicable law.

4.3. Period of Exploitation:

The exploitation Period is stated separately with regard to each Exploitation Area, and consequently, every mention on duration, extension, or termination of the Exploitation period refers to each particular Area of Exploitation.

4.3.1. Duration: The Exploitation Period shall have a twenty four (24) year duration as of the date in which the ANH receives from THE CONTRACTOR the Declaration of Commercial Feasibility as per Clause 8 hereto.

4.3.2. Extension of the Exploitation Period: ANH shall extend the Period of Exploitation to the economic limit of the Commercial Field, at THE CONTRACTOR’S election, provided the following conditions are met:

a)	That THE CONTRACTOR requests the extension in writing to the ANH on no more than four (4) years’ notice, but no less than one year’s regarding the date of termination of the Exploitation Period of the corresponding Area of Exploitation.

b)	That the Area of Exploitation be producing Hydrocarbons regularly on the date of the request.

c)	That THE CONTRACTOR shows that, during the four (4) Calendar Years prior to the date of the request, he has performed a drilling program that includes at least a well per calendar year, and / or that he has had one pressure maintenance or a secondary or tertiary or improved recovery project.

Notice: If the CONTRACTOR fails to satisfy totally or in its full scope the condition stipulated in number c) above, ANH, once having analyzed the justifications submitted by THE CONTRACTOR, can grant the extension. It is understood that the denial of such by the ANH shall not bring about disagreement, and shall not be submitted to the procedure established in Clause 27 hereto. In all cases, the extension of the Exploitation period shall be formalized by signing an addendum hereto.

4.3.3. Voluntary termination of the Exploitation Period: At any time during the Exploitation Period, the CONTRACTOR can terminate the contract regarding any Area of Exploitation, to which purpose he shall notify in writing to ANH with minimum 3 months’ notice, which shall not waive his obligation to fulfill the remaining obligations.

4.3.4. Effects of the termination of the Exploitation Period: Whenever the operational rights and obligations are terminated by any cause regarding any Exploitation Area, the CONTRACTOR shall leave the wells which are currently productive, and buildings, and other construction property in good condition, all of which shall pass free of cost to ANH with the rights of access, and goods acquired for the benefit of the exploitation to the Point of Delivery, even if such goods are outside the Exploitation Area. Regarding the movable goods destined exclusively to the service of such Exploitation Area, if such termination takes place before the first eighteen (18) years of the Exploitation Period have elapsed, the CONTRACTOR shall have the obligation to offer them for sale for their book value to the ANH. If, within three (3) months from the date of the offering, the ANH has not responded affirmatively, the CONTRACTOR can proceed with such goods at will. If the termination takes place after the first eighteen (18) years of the Exploitation Period have elapsed, such goods shall pass free of cost to the ANH. The ANH will establish which of the wells currently in production at that time should be abandoned, and which of them will continue in production. Any disagreement regarding the nature and the destination of the goods shall be submitted to the procedure set forth in Clause 27. Likewise, the CONTRACTOR shall be committed to assign to the ANH or to whomever it might indicate, the Environmental License and the economic resources required to cope with the obligations of Abandonment. The application of this Clause shall not imply Labor Substitution between THE CONTRACTOR and the ANH.

CLAUSE 5 - MINIMUM EXPLORATORY PROGRAM

5.1. Minimum Exploratory Program for each phase: During the Exploration Period, the CONTRACTOR shall conduct the Minimum Exploratory Program of each phase, as described in Appendix B, which is part hereof. In order to fulfill the obligations of the Minimum Exploratory Program, the Exploratory Wells proposed by THE CONTRACTOR must be Exploratory Wells for a new field (A-3 type) or Exploratory wells forming part of an Evaluation Program, pursuant to Clause 7 hereto (number 7.3b). In remaining cases, the Exploratory Well proponed by THE CONTRACTOR shall be previously accepted by the ANH.

5.2. Exploration Works Programs The CONTRACTOR commits itself to submit to ANH the Exploration Works Program for the phase it initiates, where the way its obligations will be fulfilled must be described, at least eight (8) calendar days prior to the beginning of each phase of the Exploration Period. For the first phase, THE CONTRACTOR must deliver the Exploration Work Program within thirty (30) calendar days from the Effective Date.

5.3. Modifications to the Minimum Exploratory Program

5.3.1. During the current phase: Within the first half of the term for ant phase of the Exploration Period different from the first phase, THE CONTRACTOR can substitute the acquisition and processing of a seismic program contained in the Minimum Exploratory Program submitted initially for the phase in progress, with the drilling of one or more Exploratory Wells, or with the acquisition and processing of a seismic program with more modern technology, as long as the financial effort of the new Minimum Exploratory Program is equivalent or better than the one submitted initially for the corresponding phase. In such case, the CONTRACTOR shall previously report in writing to the ANH on the substitution of Exploration Operations he wishes to accomplish.

5.3.2. For the following phase If, after drilling an Exploratory well which results dry, the CONTRACTOR judges that the outlook of the Contracted Area does not justify drilling an Exploratory Well contained within the Minimum Exploratory Program of the following phase of the Exploration Period, the CONTRACTOR can substitute such drilling with the acquisition and processing of a seismic program, provided that the financial effort be equivalent or higher than the Minimum Exploratory Program for the correspondent phase, and that the CONTRACTOR informs previously in writing to ANH on the substitution he plans to carry out. •

5.4. Additional Exploration: THE CONTRACTOR can carry out Exploration Operations in addition to those contained within the Minimum Exploratory Program or within the Subsequent Exploratory Program, without such Exploration Operation becoming a reason to modify the agreed term for the performance of the Minimum Exploratory Program or the Subsequent Exploratory Program of the current phase or the following phases. IN order to exert such right, the CONTRACTOR shall previously report in writing to the ANH on the additional Exploration Operations he wishes to accomplish. If such Exploration Operations are those defined in the following phase’s Minimum Exploratory Program, the ANH will credit such Exploration Operations to the fulfillment of exploratory commitments agreed upon for the next phase.

Otherwise, if the CONTRACTOR wishes such Exploration Operations to be credited to compliance with exploratory commitments for next phase, if there is one, he must request such credit in writing to the ANH, who will, at its sole discretion, determine whether such credit will be accepted. In case such request is accepted by ANH, it shall determine the manner in which all or part of the additional Exploration Operations carried out within the next phase of the following Exploration Period will be credited.

5.5. Problems during Exploratory Well Drilling: Should non controllable geological type problems, such as cavities, abnormal pressures, impenetrable formations, severe circulation losses, or other technical conditions arise during the drilling of an Exploratory Well corresponding to the Minimum Exploratory Program or to the Subsequent Exploratory Program arise, which impair the continuation of the Exploratory Well drilling in spite of the CONTRACTOR’s effort in continuing with the drilling efforts following the Oil Industry Good Practices, THE CONTRACTOR can request from ANH to accept the drilling obligation as fulfilled, by presenting a technical report in which he provides detailed description of the situation that has arisen, and of the efforts which have been carried out in order to solve the problem. Such report must be submitted to ANH within 15 calendar Days from the appearance of the non-controllable problem mentioned above. Should ANH accept THE CONTRACTOR to terminate the drilling operations on such well, he must abandon it or complete it to the reached depth, and the obligation regarding the Minimum Exploratory Program or the Subsequent Exploratory Program shall be understood as fulfilled.

CLAUSE 6 – SUBSEQUENT EXPLORATORY PROGRAM

6.1. Subsequent Exploratory Program: Upon termination of the Exploration Period, and provided there exists at least one Evaluation Area or one Exploitation Area or one Discovery carried out by the CONTRACTOR in the latest phase of the Exploration Period of the Contracted Area, THE CONTRACTOR can retain fifty percent (50%) of the Contracted Area (excluding Evaluation and Exploration Areas) to carry out a Subsequent exploratory Program within the retained area, but outside the Evaluation and Exploitation Areas. In such case, the following procedure shall be applied:

a) Prior to the termination date of the latest phase of the Exploration Period, THE CONTRACTOR shall notify ANH in writing on his intention to carry out a subsequent Exploration Program.

b) The notice shall describe the Exploration Operations constituting the Subsequent Exploration Program the CONTRACTOR commits to undertake, dividing the Program into two phases, each of them with two (2) year scope, the first phase elapsing from the termination of the last phase of the Minimum Exploratory Program. Each one of the phases of the Subsequent Exploratory Program must contain as a minimum, the same Exploratory Operations agreed upon for the latest phase of the Minimum Exploratory Period.

c) Once the obligations of the first phase of the Subsequent Exploratory program are timely fulfilled, the CONTRACTOR might choose not to continue with the second phase, which shall require from it to return the total areas retained to such purpose, or to continue with the second phase, which in this case requires returning only fifty percent (50%) of them, excluding the existing Evaluation and Exploitation areas. THE CONTRACTOR shall notify ANH in writing on its decision within one month from the termination of the first phase.

Returning the areas as per this clause is understood not to be to the detriment of existing Evaluation and Exploitation Areas.

6.2. Once the Subsequent Exploitation Program is finished, the Contracted Area shall remain reduced to the Evaluation and/or Exploitation Areas currently in existence.

CLAUSE 7 – DISCOVERY AND EVALUATION

7.1. Notice on Discovery: At any time during the four (4) months following the termination of the drilling of any Exploratory Well whose results indicate a Discovery to have been made, the CONTRACTOR must report in writing to ANH, accompanying the notification with a technical report containing the results of the tests performed, the description of geological issues, and the analyses performed on fluids and rocks, in such manner as indicated by the Ministry of Mines or the authority operating on its behalf.

Notice: If the Discovery is a Non Associated Natural Gas or Heavy Liquid Hydrocarbon Discovery, the CONTRACTOR must also submit the calculations and further support information that he might have submitted to the Ministry of mines and Energy or to the authority operating on its behalf to its classification.

7.2. Presentation of the Evaluation Program: If the CONTRACTOR considers the Discovery has commercial potential it shall submit and perform an Evaluation Program regarding such discovery, pursuant to this clause. If the discovery takes place during the Exploration Period, the CONTRACTOR shall submit the Evaluation Program within 6 months following the termination of the drilling of the discovering Exploratory Well, and in any event, before the end of the Exploration Period. If the discovery is a result of carrying out the Subsequent Exploration Period, the CONTRACTOR shall submit the Evaluation Program within 6 months following the termination of the drilling of the discovering Exploratory Well, and in any event, before returning the areas as per Clause 6 hereto.

7.3. Contents of the Evaluation Program: The Evaluation Program must contain as a minimum:

a)	Evaluation Area coordinates map.

b)	Description and objectives of each of the Evaluation operations, and the information intended to be obtained, in order to determine whether the Discovery can be declared as a Commercial Field. If, within the Evaluation Programs carried out during the Exploration Period the CONTRACTOR includes

c)	drilling Exploratory Wells, he can credit both compliance with the Minimum Exploratory Program, as well as with the corresponding Evaluation Program, by drilling of up to two (2) exploratory wells, provided such drilling is concluded before the termination date of the term for the Evaluation Program within which they were included, or the phase of the Exploration Period to which such wells belong, whichever is closer.

d)	The total budget of the Evaluation Program, specified per each year.

e)	The total term of the Evaluation Program, which shall not exceed two (2) years, when it includes the drilling of Exploration Wells, or one (1) year in all other cases, which term shall elapse from the date of the submittal to the ANH and must consider all estimated times required for obtaining the permits that must be requested from other authorities.

f)	The timetable for the performance of Evaluation Operations within the term as per the paragraph above.

g)	The information on destination of Hydrocarbons and other fluids the CONTRACTOR expects to recover as a result of the Evaluation Operations.

h)	A proposal on the Point of Delivery to be considered by the ANH.

7.4. Extension of the term for the Evaluation Program Should the CONTRACTOR decide to drill Exploration Wells which were not accounted for in the initially submitted Evaluation Program, the ANH will extend the duration of the Evaluation Program during an additional term which shall not exceed one (1) year, provided the following conditions are met: That the CONTRACTOR submits request in writing to the ANH at least two (2) months prior to the date of termination of the initial term.

a)	That THE CONTRACTOR is diligently carrying out the Evaluation Operations as per the Evaluation Program.

b)	That the required extension is justified for the necessary term for the drilling and the tests of the additional Well or Wells, and

With the extension request, THE CONTRACTOR shall deliver the documents upon which he bases his request to the ANH.

7.5. Modifications to the Evaluation Program: At any time during the 6 months following the date of the submittal of the Evaluation Program to the ANH, the CONTRACTOR can modify it, to which purpose he shall report promptly to the ANH, and he shall adapt its term, pursuant to number 7.3 hereto, without such modification changing the mentioned starting date.

7.6. Results of the Evaluation Program The CONTRACTOR shall submit the ANH a comprehensive report with the results of the Evaluation program within three (3) months following the date of its termination. Such report shall include, as a minimum: Geological description of the Discovery and its structural configuration; the physical properties of rocks and fluids present, and the oilfields associated with the Discovery; pressure, volume and temperature analyses of the fluids in the oilfields; production capacity (per well and for all the Discovery); and an estimate of the recoverable Hydrocarbon reserves.

Notice: In case the discovery consists of Non Associated Natural Gas or Heavy Liquid Hydrocarbon, and at any time during the second half of the term of the Evaluation Program, the CONTRACTOR can request from ANH the extension of the Evaluation Program for up to two (2) additional years, to the purpose of carrying out feasibility studies for the construction of infrastructure, studies about production methods, and / or for market development. In such cases, the request shall include, within the request, the information related to the feasibility studies the CONTRACTOR considers it is required to carry out. At the end of the extension granted, the CONTRACTOR shall deliver to the ANH the conclusions and recommendations of the feasibility studies.

7.7. Only discovering Exploratory Wells drilled outside areas designated as Evaluation or Exploitation areas shall be subject to the applici2aation of this clause. Consequently, whenever the new volume of Hydrocarbons found is a part of the same Evaluation or Exploitation area, there shall not be an allowance for an Evaluation Period.

CLAUSE 8 – DECLARATION OF COMMERCIAL FEASIBILITY

8.1. Announcement: Within three (3) months following to the end of the stipulated term for the performance of the Evaluation Program or upon termination of the agreed term as per the Notice on Number 7.6, on Clause 7 hereto, if applicable, the CONTRACTOR shall submit to ANH a written statement containing in a clear and precise manner his unconditional decision to exploit such Discovery commercially or not do so. In the affirmative case, as of such statement, the Discovery shall be deemed a Commercial Field.

8.2 Relinquishment of rights in the negative case Should the CONTRACTOR not submit such statement to the ANH within the specified term, it shall be understood that the CONTRACTOR has concluded the Discovery is not a Commercial Field. If the declaration is negative, or if there is no submittal of a statement, THE CONTRACTOR accepts no rights on his favor to have been generated, and consequently, he relinquishes to claim rights on the Discovery.

CLAUSE 9 – EXPLOITATION PLAN

9.1. Presentation and Contents: Within three months following the submittal of the Commercial Feasibility Statement as per Clause 8 hereto, the CONTRACTOR shall submit to ANH the Initial Exploration Plan, which shall contain, as a minimum, the following information:

a)	The map with the coordinates of the Exploration Area.

b)	Calculation of the reserves and the accrued Hydrocarbon production, specified by type of Hydrocarbon.

c)	The general projected scheme for the Development of the Commercial Field, including descriptions of the development well drilling program, of the extraction methods, of the corresponding facilities, and of the processes the extracted fluids will be subject to before the Point of Delivery.

d)	The yearly Hydrocarbon production forecast and its sensitivities, using the optimum rate of production which allows maximum economic recovery of the reserves.

e)	Identification of critical factors in the performance of the Exploitation Plan, such as environmental, social, economic, and logistic issues, as well as the options for their management.

f)	A proposal on the Point of Delivery to be considered by the ANH.

g)	A proposal on a mix of maximum three similar quality crude oils, in order to calculate the Rignts on High Prices as described in Clause 16 hereto.

h)	An abandonment program per the stipulations of Clause 30 hereto.

9.2. Delivery of the Exploitation Plan: The ANH shall declare the Exploitation Plan when the CONTRACTOR delivers all the information described above. If ANH does not receive the Exploitation plan with the total information specified above within 15 calendar days following its submittal, it can require the delivery of missing information, and the CONTRACTOR shall have thirty (30) calendar days to deliver such information as of receipt of notice on the requirement. If the ANH does not reply within fifteen (15) calendar days following the presentation of the Exploitation Plan by the CONTRACTOR, it shall be understood that it has been accepted. Should the CONTRACTOR fail to deliver the Exploitation Plan on the date established in the preceding number, or if the ANH does not receive the missing documentation within the thirty (30) Calendar day term specified herein, a breach hereof shall be configured, which shall lead to application of Clause 28 hereto.

9.3. Exploitation Area: The Exploitation Area shall be outlined by a preferably four-sided regular polygon, which shall comprise the Commercial Field or its portion within the contracted Area, plus a not larger than one kilometer margin around the Commercial field, provided the Contracted Area allows it. Since the Commercial Field area contained within the Exploitation Area might vary, the Exploitation Area shall remain unaltered, with the exception of the stipulations in the paragraph below.

9.4. Expansion of the Exploitation Area. If, within the Exploitation period of an Exploitation Area, the CONTRACTOR should determine that a Commercial Field extends beyond the Exploitation Area, but within the Contracted Area, he can request from the ANH to expand such Exploitation Area, attaching the due support documentation to his request. Once the above has been complied with to ANH’s satisfaction, it shall expand the Exploitation Area, as long as if such expansion should overlap with another Exploitation Area, the duration of the Exploitation period which shall be applied to the total Exploitation Area would be the one of the Exploitation Area upon which commercial feasibility was declared first.

Notice: Whenever the Exploitation Area requested by the CONTRACTOR per number 9.4 hereto extends outside the Contracted Area, the ANH shall expand the Contracted Area, giving the requested expansion the Evaluation Area contractual status, unless with regard to the requested area, one of the following situations should arise:

a)	The existence of rights granted to another person for the performance of the same or similar activities as the subject matter hereto.

b)	The area being in process of negotiation or contest toward granting rights by the ANH;

c)	Restrictions existing by decision of competent authority which prevent carrying out activities subject matter hereof.

9.5. Updating of the Exploitation Plan: The CONTRACTOR shall adjust and submit the Exploitation Plan for each of the Exploitation Areas existing in the contract, within the month of February each year, subject to the procedure described in number 9.2 herein. Whenever the real Hydrocarbon production of the immediately preceding Calendar Year differs over fifteen per cent (15%), as compared to the yearly production forecast specified in the Exploitation Plan for any Exploitation Area, the CONTRACTOR shall submit due explanations.

CLAUSE 10 – EXPLORATION WORKS PROGRAMS

10.1. Preparation and Presentation: If more than six (6) months remain before the end of the current year remain when the Exploitation Plan as per clause 9 hereto is submitted, the CONTRACTOR shall submit the first of the Exploitation Works Programs for the remainder of such Calendar Year For subsequent calendar years, the CONTRACTOR shall submit the Exploitation Works Programs for each Calendar year in the month of November of the Calendar year immediately preceding it.

10.2. Contents of the Exploitation Works Program: The Exploitation Works Program for each Exploitation Area shall contain, as a minimum:

a)	A detailed description of the Development and Production Operations program the CONTRACTOR expects to carry out during such year, with its schedule, detailed by each project per Calendar Quarter, which must also contain the terms required to obtain the authorizations and permits from the competent authorities.

b)	A monthly production forecast for the Exploitation Area for the corresponding Calendar Year.

c)	An estimation of the costs (investments and expenses) for the next four (4) Calendar year, or until termination of the Exploitation Period, whichever is shorter.

d)	The terms and conditions pursuant to which the programs in the Benefit of communities in the areas of influence of the exploitation area will be carried out.

10.3. Performance and Adjustments The performance of Production and Development Operations of the Exploitation Works Program set forth in number (a) above is mandatory. The CONTRACTOR shall initiate such Exploitation Operation as per the Schedule submitted. During the performance of the Exploitation Works Program, the CONTRACTOR can make adjustments to such program for the current Calendar Year, provided such adjustments do not imply decrease in production over fifteen percent (15%) against the initial forecast. Adjustments cannot be made with under three (3) months’ frequency, unless under emergency situations. The CONTRACTOR shall notify previously in writing any adjustment to the Exploitation Works Program.

CLAUSE 11 – CONDUCTION OF OPERATIONS

11.1. Autonomy: The CONTRACTOR shall have control of all operations and activities he might deem necessary in order to Explore in a technical, efficient, and economical manner the Contracted Area, and for the Evaluation and Exploitation of the Hydrocarbons found within such area. THE CONTRACTOS shall plan, prepare, carry out, and control all activities by his own means, with technical and managerial autonomy, pursuant to Colombian legislation, and observing Good Practices of the Petroleum Industry. The CONTRACTOR will conduct the activities directly or through sub-Contractors.

11.2. Responsibility: The CONTRACTOR shall conduct the operations subject matter hereof in a diligent, responsible, efficient, and adequate technically and economically manner. It shall make sure all its sub-Contractors comply with the terms set forth herein and in the Colombian laws. THE CONTRACTOR shall be sole responsible for the damage and losses it might cause as a result of activities and operations derived from this Contract, including such damages caused by its sub-Contractors, being it understood that at not time shall it be liable for criteria mistakes, or for losses or damages not resulting from gross negligence or gross fault or deceitfulness. Whenever the CONTRACTOR should sub-contract third parties, works and services shall be performed and rendered to its name, for which reason, the CONTRACTOR shall maintain its direct liability for al obligations established herein and derived hereof, which shall not be waived because of such sub-contracts. The ANH shall not assume any liability in such event, even as joint and several liability.

11.3. Obtaining permissions: The CONTRACTOR commits to obtain on its own all licenses, authorizations, permits, and all proceeding rights pursuant to the law, in order to carry out the operations subject matter of this contract.

11.4. Damages and Losses of Assets: All costs and expenses required in order to replace damages or losses of goods or equipment occurred due to FIRE, floods, storms, accidents or similar issues shall be borne by the CONTRACTOR. The CONTRACTOR shall report the ANH on losses and damage occurred on the shortest possible notice after event.

CLAUSE 12 – ROYALTIES

12.1. Collection: The CONTRACTOR shall place at ANH’s disposal, at the Point of Delivery, the percentage of the Hydrocarbon production established in the law, corresponding to royalties. Collection of royalties shall be made either in money or in kind, as determined by the competent authority.

12.2. Payment of participations: The ANH will pay the entities their corresponding participation as set forth by the law, and it shall be the sole responsible for such payments.

12.3. Collection in kina: Whenever the collection of royalties is made in kind, THE CONTRACTOR shall deliver the ANH the amount of Hydrocarbons, to which purpose the Parties shall agree upon the procedure for scheduling of deliveries and remaining necessary aspects. In any event, the ANH will have a one month period to withdraw such quantity. Once this term is elapsed without the ANH withdrawing the volume corresponding the royalties, and if there is storage capacity at the CONTRACTOR’S facilities, THE CONTRACTOR commits to store the Hydrocarbons for up to three (3) consecutive months, and the ANH shall pay a storage rate which shall be agreed upon for each case, between the parties. Upon termination of such last term, the CONTRACTOR will be enabled to market such volume, as per the following item number.

Notice: Should there be no storage capacity, THE CONTRACTOR can continue producing from the field, and have the royalty volume at its disposal, crediting ANH, for later delivery, with the volume corresponding to the royalties the ANH was entitled to withdraw, but which it did not.

12.4. Marketing of the royalty volume: Whenever the ANH deems convenient, provided regulatory rules allowing, THE CONTRACTOR shall market the portion of the Hydrocarbon production corresponding to royalties, and shall deliver the ANH the funds incoming from such sales. To such purpose, the Parties shall agree upon the particular terms of the marketing, but in any event, THE CONTRACTOR shall make its best effort to market such at the highest price in the available markets. The ANH shall compensate THE CONTRACTOR the direct costs and a reasonable marketing margin which shall be agreed upon between the parties.

12.5. Collection of money: Whenever the CONTRACTOR must pay the royalties in Money, it shall deliver the ANH the corresponding quantities within the terms established by competent authority. In case of default, THE CONTRACTOR shall pay the ANH the amount required to cover the outstanding balance, the corresponding default interests, and the expenses incurred to obtain such payment.

CLAUSE 13 - MEASUREMENT

13.1. Measurement: The CONTRACTOR shall carry out the measurement, sampling, and quality control of produced Hydrocarbons, and shall keep the measuring equipment or instruments calibrated, as per the accepted standards and methods, and Good Practices of the Oil Industry, laws, and regulations in effect,

Carrying out the required analyses, and performing the adequate corrections for the calculation of the net volumes of Hydrocarbons received and delivered at standard conditions. The CONTRACTOR shall take all necessary actions to preserve the integrity, dependability, and security of the facilities and auditing instruments or equipment. Furthermore, it shall keep the records of periodic calibration of such pieces of equipment or instruments, and of the daily production measurements and consumption of Hydrocarbons and fluids in each Commercial Field, during the term established by the Code of Commerce and other pertaining laws, to be audited by the ANH and competent authorities. The ANH shall bear the right to inspect the measuring equipment installed by the CONTRACTOR and, in general all measuring units.

13.2. Common Facilities: When two or more production fields use the same development facilities, these shall include a measuring system which allows determining the production originating at each such field.

CLAUSE 14 – AVAILABILITY OF PRODUCTION

14.1. ESTABLISHMENT OF VOLUMES THE Hydrocarbons produced, with the exception of those that have been used to the benefit of the operations pursuant hereto, that are unavoidably wasted in such functions, shall be transported by the CONTRACTOR to the Point of Delivery. The Hydrocarbons shall be measured pursuant to the procedure set forth in number 13.1 hereto, and based upon such measurement, the royalty volumes pursuant to Clause 12, and the remaining Hydrocarbons, which belong to the CONTRACTOR, shall be determined.

14.2. Availability: From the Delivery Point on, and without contravening legal stipulations regulating such matter, the CONTRACTOR shall be free to sell within the country, or to export the Hydrocarbons that correspond to it, or to make use of them in any manner.

CLAUSE 15 – NATURAL GAS:

15.1. Use: The CONTRACTOR shall commit itself to avoid waste of natural gas extracted from a field, and pursuant to legal stipulations and regulations in effect on the matter, prior to the corresponding Point of Delivery, might use it as fuel for the operations, as energy source for maximum final recovery of Hydrocarbons, or it might confine it within the oilfields themselves in order to use it to such purposes during the duration of the contract hereto.

15.2. Utilization of Associated Natural Gas: In case the CONTRACTOR might discover one or more Commercial Fields with Associated Natural Gas, it must submit to ANH, within three (3) years after initiation of exploitation of each Commercial Field, a project to utilize the associated Natural Gas. In case the CONTRACTOR might fail to fulfill such obligation, the ANH shall be entitled to make cost free use of the Associated Natural Gas originating in such fields, subject to legal stipulations in effect.

CLAUSE 16 – ANH CONTRACTUAL ECONOMIC RIGHTS

16.1. Rights regarding the use of the subsoil: The use of the subsoil by the CONTRACTOR shall cause, in favor of the ANH, the following rights:

16.1.1. Areas under Exploration: Beginning with the second phase of the Exploration Period and for each phase, the CONTRACTOR shall pay the ANH a right, which shall amount economically, nominated in United States of America Dollars, to the result of multiplying the number of hectares and fraction of a hectare of the Contracted area, excluding the Exploration areas, times the quantity shown in the following table: Such payment shall be made within the Month following the beginning of the corresponding phase.

Amount per phase in US$ / Hectare

Area size:	For the First 100,000 Hs.		Each hectare in addition to 100,000 Hs.
Phase Duration	≤12 months	> 12 months	≤12 months	>12 months
Within polygons A and B	0.75	1.0	1.0	1.5
Outside the Polygons	0.5	0.75	0.75	1.0
Off coast areas	0.25

16.1.2. Evaluation and Exploitation Areas: The CONTRACTOR shall pay the ANH a right, which shall amount economically, nominated in the United States of America Dollars, to the result of multiplying the production of Hydrocarbons corresponding to the CONTRACTOR pursuant to Clause 14 times ten United States of America Dollar cents (US $ 0.10) per each barrel of Liquid Hydrocarbons. This amount shall be increased yearly as per I (n-2) defined in clause 16.2 as of January, 2006. For natural gas, this amount shall be one cent of a the United States of America Dollar (US $ 0.01), per each one thousand cubic feet (1000 CF). Such payment shall be made per finished calendar semester, within the first month of the next semester.

16.2 Right Regarding High Prices

For Liquid Hydrocarbons. As of the moment when the accrued production of each Exploration area, including the royalty volume, surpasses five million Barrels of Liquid Hydrocarbons, and in the event the price of the benchmark crude West Texas Intermediate price tops the Base Price Po, THE CONTRACTOR shall pay to the ANH an amount in United States Dollars per month in arrears, payable within the 30 calendar days following each due date.

For Natural Gas: Five years after the beginning of the exploitation of the field, as recorded in the approval resolution issued by the competent authority, and in the event the price of the benchmark natural gas “US Gulf Coast Henry Hub” tops the base price Po, THE CONTRACTOR shall pay the ANH an amount nominated in United States Dollars, per month in arrears, payable within the 30 calendar days following each due date.

The amount payable for such right per each Area of Exploitation shall be the one resulting from the application of the following formula:

Where:

Value of Hydrocarbons at the Point of Delivery:

For Liquid Hydrocarbons

To the effects of this formula, it shall be the reference price for the corresponding calendar month, expressed in United States of America dollars, per Barrel (USD $ /Bl), of a mix consisting of maximum three (3) crude oils having similar quality to those coming from the Exploitation Area, as presented by the CONTRACTOR in the Exploitation plan, and agreed upon by the ANH, and adjusted to the Point of Delivery, by a previously agreed margin.

If, once the procedure for the determination of the Value of Liquid Hydrocarbons has been applied as set forth in the paragraph above, a difference might be found by excess or by lack, between the price of reference of the mix and the actual sale price in the Point of Delivery, of over three percent (3%) the Party considering itself affected might request a revision of the mix or of the adjustment margin. To all effects considered herein, the actual sale price of the Liquid Hydrocarbons produced within the Exploitation Area for the corresponding month, shall be the weighted average of the sale prices agreed by the CONTRACTOR with buyers not having an economic binding with it or a corporate affiliation of any other type, and in any case, transactions being framed within usual commercial practices, discounting the transportation and movement costs between the Point of Delivery and the reference point of sale, as per the prices established by the Ministry of Mines or whoever acts on its behalf.

When the CONTRACTOR sells the Liquid Hydrocarbons destined to refining for internal supply, the stipulation of number 16.5 hereto shall be applied.

For Natural Gas:

To the effects of this formula, it shall be the actual sale price of the Gas for the production of the corresponding calendar month, expressed in United States of America dollars, per million British Thermal Unit BTU (USD $ /MMBTU), agreed upon by the CONTRACTOR with buyers, discounting transportation and processing costs between the Point of Delivery and the actual point of sale.

The ANH is entitled to audit such price at any time.

CONTRACTOR’S Hydrocarbon Volume:

Such is the Hydrocarbon volume, expressed as Barrels for Liquid Hydrocarbons and in British Thermal Units (BTU) for Natural Gas, which correspond to the CONTRACTOR as per Clause 14, on a specific calendar Month.

Po:

For Liquid Hydrocarbons, this is the average price per barrel of West Texas Intermediate (WTI) benchmark crude oil in United States of America dollars per Barrel (USD $ / Bl), and for Natural Gas, this is the average price for US Coast Henry Hub benchmark natural gas in United States of America Dollars per million British Thermal Units (BTU) (US $ / MMBTU). Such averages are for the corresponding calendar month. Its specifications and quotes are published in media with renowned international prestige.

Po

For Liquid Hydrocarbons, this is the average price per barrel of West Texas Intermediate (WTI) benchmark crude oil in United States of America dollars per Barrel (USD $ / Bl), and for Natural Gas, this is the average price for US Coast Henry Hub benchmark natural gas in United States of America Dollars per million British Thermal Units (BTU) (US $ / MMBTU) as per the table below.

API Gravity of Produced Liquid Hydrocarbons	Po (USD MI)
>15 y <22	$28
>22 y <29	$27
>29	$26
Discoveries located over 300 meters water depth	$32

Natural Gas produced exported-straight line distance between point of delivery and point of receipt at destination country, in kilometers	Po USD $/MMBTU
>0 and <500 >500 and <1000	$6 $7
>1000 or LNG plant	$8

For exploitation of Heavy Liquid Hydrocarbons having API gravity over ten degrees (10°), P0 shall be forty (40) United States of America Dollars per barrel (USD$/Bl), and for Heavy Liquid Hydrocarbons having API gravity equal to or under ten degrees (10°), THE CONTRACTOR shall not pay the ANH any Right on High Prices. For Natural Gas destined to internal consumption within the country, in case its price might be regulated by the Energy and Gas Regulation Commission (Creg), or the entity substituting it, THE CONTRACTOR shall not pay any right on High Prices; otherwise, the parties shall agree upon the benchmark natural gas, and the Po value, and they shall sigh the corresponding agreement.

Such base price Pos hall be adjusted yearly, as of January 1st, 2006, as per the formula below:

Po = Po(n-1) X (1+ I(n-2))

Where:

Po(n-1): This is the Po value on the immediately previous calendar year.

I(n-2): This is the yearly variation, expressed as a fraction, of the producer’s price index in the Unites Status of America during the Calendar Year, two Years prior to the one for which the calculation is performed, as published by that Country’s the Department of Labor.

The aforementioned calculation shall be performed in December each Year.

Notice: In case the crude oil West Texas Intermediate benchmark or the US Coast Henry Hub natural gas benchmark (P) should lose its recognition as international benchmark, the ANH shall choose a new crude oil or natural gas benchmark to be used, and it shall modify the table, based upon the new index, keeping the equivalences with the Po values for crude oil West Texas Intermediate or natural gas US Coast Henry Hub benchmarks.

The ANH shall be entitled to request in writing with no less than 3 months’ notice, that THE CONTRACTOR pay such right in kind during a period of no less than six (6) months. THE

CONTRACTOR shall agree to such request, provided commercial commitments it might have acquired must not be affected. The volume corresponding to ANH shall be the one resulting from calculating “A” factor.

16.3. Production Tests: Liquid Hydrocarbons obtained as a result of Production tests carried out by THE CONTRACTOR, shall also cause the rights set forth in the paragraphs above, provided the conditions on number 16.2 are met.

16.4 Participation on Production during the Exploitation Period Extension: In all cases of extension of the Period of Exploitation of an Exploitation Area, the CONTRACTOR shall pay the ANH, as a recognition of participation right in the Production, an amount equivalent to ten percent (10%) of the value of the light Liquid Hydrocarbon production at the Point of Delivery, or to five percent (5%) in the case of non associated to Heavy Liquid Hydrocarbons Natural Gas, which might be obtained by the CONTRACTOR as of the date of termination of the initial duration of the Period of Exploitation, and valued at the Point of Delivery, after discounting the percentage corresponding to royalties.

Regarding such participation, the economic rights specified in numbers 16.1.2, and 16.2, shall not be caused. During the extension of the Exploitation Period, the rights on use of the subsoil and high prices set forth in numbers 16.1.2, and 16.2, respectively, shall only be caused on the CONTRACTOR’S volume, after having subtracted the participation right set forth herein.

16.5. Prices for Internal Supply When the CONTRACTOR sells its crude to cope with the refining needs for internal supply, the prices shall be calculated using the international price, as set forth in Resolution No. 18-1709, on September 23, 2003, issued by the Ministry of Mines and Energy, or in any legal stipulation that modifies or substitute it.

CLAUSE 17 – UNIFICATION

Whenever an economically exploitable oilfield extends continually to other area or areas outside the Contracted Area: The CONTRACTOR, upon agreement with the ANH and the other interested parties, shall put into effect, upon approval by the competent authority, a co-operative exploitation plan, which shall be established as set forth in Colombian legislation.

CLAUSE 18 – PROPERTY OF THE ASSETS

18.1. PROPERTY: As set forth in Clause 4 hereto (number 4.3.4), the facilities, goods, materials, and equipment belonging to THE CONTRACTOR, which it allocates permanently to the development of Exploitation Operations to the Point of Delivery, shall pass free of cost to be property of the ANH at the time of return of the Contracted Area, or upon termination of this contract, when one or the other take place after eighteen (18) years of the Exploitation period, regardless of those assets staying outside the Contracted Ares.

18.2. Upon return of the area, or upon termination of the contract, whichever occurs after 18 years of the Exploitation Period, The CONTRACTOR shall transfer free of cost to the ANH, all rights derived from contracts under project financing modes, such as Leasing, Exploitation and reversion of goods, BOT (Build ,Operate, and Transfer), BOMT (Build, Operate, Maintain, and Transfer), BOOT (Build, Own, Operate, and Transfer), MOT (Modernize, Operate, and Transfer), and others similar to these, that establish the obligation to transfer the ownership of such goods, equipment, and facilities to the CONTRACTOR upon their termination, whenever such contracts might have been entered into with the purpose of carrying out the Exploitation Period of the corresponding area.

Anyway, in the event, such contracts might be entered into during a term which is longer than the Exploitation Period, they shall require previous authorization by the ANH.

18.3. Inventories: The CONTRACTOR shall take physical inventory of the equipment and goods concerning the Exploitation Operations at reasonable intervals, at least every three (3) Calendar years, classifying them as property of THE CONTRACTOR or of third parties. The ANH shall bear the right to be represented whenever such inventories are taken. To such purpose, the CONTRACTOR shall notify the ANH with no shorter than 15 Calendar days’ notice.

18.4. Disposal of Assets: The CONTRACTOR is entitled to have at its disposal the goods and equipment located up to the Delivery Point, and which are not indispensable to keep current exploitation conditions. Notwithstanding the foregoing, after eighteen (18) years of the Exploitation Period, or when an eighty percent (80%) of the proven reserves, whichever occurs first, the CONTRACTOR shall require previous approval from ANH to proceed with such dispositions.

CLAUSE 19 – SUPPLY OF INFORMATION AND CONFIDENTIALITY

19.1. Technical Information. The CONTRACTOR shall keep the ANH promptly and permanently informed on the progress and results of the operations. Consequently, in addition of documents required in other clauses hereto, the CONTRACTOR shall deliver to the ANH, once it is obtained, and before the final date of each of the phases of the Exploration Period, and per Calendar Year during the Exploitation Period, all scientific, technical, and environmental information obtained within the performance of this contract. Such Exploration and Exploitation information shall be delivered to the ANH as pr the Exploration and Exploitation Information Supply Manual.

1842. Confidentiality of the Information: The Parties agree that all data and information which are produced, obtained, or Developed as a result of the operations per this contract, are considered strictly confidential during the next five (5) calendar years beginning at the end of the Calendar Year in which they have been produced, obtained, or developed, or until the termination of the contract; or until the moment of partial return of area, regarding information required on returned areas, whichever occurs first. Regarding interpretations based upon the data obtained as a result of the operations per this contract, such term shall be twenty (20) years, from the date of the obligation of delivery to the ANH, or until termination of the contract, or upon partial return of the areas, regarding information acquired within returned areas, whichever occurs first. This stipulation shall not be applied to data of information that the parties must disclose as set forth in legal stipulations in effect, nor to data required by their affiliates, consultants, CONTRACTORS, auditors, and legal counselors, financial entities, and competent authorities having jurisdiction on the Parties or their affiliates, or by stipulations of any stock exchange in which the CONTRACTOR or its affiliates might be registered; nevertheless, such disclosure shall be reported to the other Party. Restrictions on disclosure of information shall not keep the CONTRACTOR from furnishing data orinformation to companies interested in an eventual assignment of rights in relation to the Contracted Area, provided such companies sign the due confidentiality agreement which shall enforce compliance pursuant hereto. The ANH commits not to deliver to third parties any data or information that might be obtained as a result of the operations carried out by the CONTRACTOR, unless such delivery should be necessary to comply with a legal stipulation which is applicable to ANH, or carrying out its duties. In all other case, the ANH shall require previous authorization from the CONTRACTOR.

19.3. Ownership of the Information Once the confidentiality term as set forth in the previous clause has elapsed, it is understood that the CONTRACTOR transfer all its rights on such data and their interpretations to the ANH, without the CONTRACTOR losing consequently, the right to use such information. From that moment on, the ANH shall dispose of such information freely.

19.4. Informative meetings: At any time while the contract hereto remains in effect, the ANH shall be entitled to call the CONTRACTOR to informative meetings. 19.5. Executive Report per Semester: In addition to the information required in other clauses herein, the Information Supply Manual, and the one demanded by Colombian Legislation, the CONTRACTOR shall deliver the ANH the basic and summarized information on: prospectivity, reserves, current production and forecast, Exploration Evaluation, and Exploitation Operations carried out and projected for the following year, personnel, industrial safety, environment, and communities, national content in contracting, among other.

The second semester report shall be the Yearly Operations Report, and the program to be performed during the following Calendar year. Such reports shall be submitted within sixty (60) days from the ending of each calendar semester.

CLAUSE 10 – INSPECTION AND FOLLOW UP

20.1. Visits to Contracted Area: During the term of this contract, the ANH, at its own risk, at any time, and following the procedures it might deem appropriate, shall be entitled to visit the Contracted Area in order to inspect and to follow up on the CONTRACTOR’s and the sub-Contractors’ activities related to this contract, and to ensure the compliance hereof. Likewise, it shall be entitled to verify information received. Whenever the inspector might detect failures or irregularities committed by the CONTRACTOR, the inspector shall be entitled to make remarks, which shall be responded by the CONTRACTOR in writing within a term specified by the ANH.

The CONTRACTOR, at its expense, shall place, at the ANH’s representative disposal, transportation, lodging, living expenses, and other services in equal conditions to those furnished to its own personnel, in case it might be necessary.

20.2. Delegation: The ANH can delegate inspection and follow up on operations within the contracted area with the purpose of ensuring the CONTRACTOR is complying with the obligations set forth herein and in the Colombian legislation. The lack of inspection and follow up activities by ANH shall by not means make the CONTRACTOR exempt from the compliance with commitments acquired by virtue of this contract, nor shall it imply any reduction on such commitments.

CLAUSE 21 – INSURANCE

21.1. Insurance: The CONTRACTOR shall take all the insurance required by the Colombian law, and any other usual insurance, as per Good Practices of the Oil Industry. Likewise, it shall demand that each sub-CONTRACTOR who carries out any work as required hereto, shall obtain and maintain in effect all insurance it might deem necessary. The costs demanded by contracting and keeping such insurance in effect, shall be borne by the CONTRACTOR and they are its responsibility.

21.2. Policy of compliance with Labor Obligations: The CONTRACTOR shall take an insurance policy which shall guarantee the payment of salaries, benefits, and indemnities and other labor debt due to eventual judicial decrees, which derive from claims by workers hired by the CONTRACTOR, in its condition of only and actual employer of such workers. The term of the policy shall be over three years (3) as of the date of termination of this contract, and the insured value shall be the equivalent of ten percent of the CONTRACTOR’s payroll assigned to the fulfillment of this contract during the year prior to its termination.

CLAUSE 22 – GUARANTEES

22.1. Object of the guarantees: The CONTRACTOR shall execute, in favor of ANH, in the form, terms, and conditions set forth herein, the guarantees which ensure the compliance and correct performance or all the obligations of each phase of the Exploration Period and of the Subsequent Exploratory Program, in such is the case, and the remaining activities inherent to such obligations. By no jeans shall such guarantee have the status of a penalty clause.

22.2. Form of the guarantees: The CONTRACTOR shall establish, at its own expense, one or more unconditional and irrevocable “stand by” letters of credit, payable at sight, with a bank or financial institution that is legally established in Colombia, or another instrument, or another institution which has been previously accepted by the ANH.

22.3. Submittal of the guarantees: The CONTRACTOR shall submit to ANH the guarantees set forth in this clause, as per the essential terms of the format contained in Appendix C hereto, with an anticipation no less than eight calendar days from the initial date of each Exploration Period or Subsequent Exploration Program, whichever might be the case. For the firs phase, the CONTRACTOR shall submit the guarantee within fifteen (15) calendar days following the date of the execution of the contract. In case, due to duly supported reasons beyond the CONTRACTOR’s will, it might not be able to submit the guarantee to the ANH within the term set forth above, upon request by the CONTRACTOR, the ANH might postpone the date of submittal.

Failure to submit the guarantees by the CONTRACTOR within the stipulated terms, shall be deemed as breach of the contract.

22.4. Amount of the guarantees: The CONTRACTOR shall execute the guarantees corresponding to each phase of the Exploration Period or the Subsequent Exploration Program whichever the case might be, to amount ten percent (10%) of the value of the budget of the phase of the Minimum Exploratory Program, or the Subsequent Exploratory Program, whichever the case might be, nominated in United States of America dollars, and payable in Colombian pesos.

In no case shall the value of the guarantee for each phase be under one hundred thousand United States of America dollars (USD /$1000,000), nor over three million United States of America dollars (USD $ 3,000,000).

22.5. Validity of the guarantees: Each and every one of the guarantees shall have validity during the phase whose obligations are being guaranteed, plus three (3) additional months. In case of extensions, the guarantees shall also be extended or substituted by others having the same value, with a minimum validity equaling the term of the extension, plus three (3) additional months.

22.6. Rejection of the guarantees: The ANH shall reject the guarantees executed by the CONTRACTOR whenever such guarantees might not comply with the requisites set forth herein. The ANH shall have one (1) month as of the date of receipt as per number 22.3, to notify its rejection to the CONTRACTOR and to return the guarantees submitted. As of such notification, the CONTRACTOR shall have an eight calendar (8) day term to correct the guarantee. If they are not corrected, the rejected guarantees shall be deemed as not submitted, to the effects of the stipulations of number 22.3.

22.7. Effectiveness of the guarantees: The ANH shall make the guarantees effective provided the CONTRACTOR is in breach in part or in whole of the guaranteed obligations, without detriment to the compliance of the remaining obligations contracted. The payment of the stand-by letter(s) of credit shall not exonerate the CONTRACTOR from its obligation to remedy and hold harmless from damage its lack of compliance might have caused. The ANH holds the right to resort to controversy solution mechanisms whenever the value of the guarantee might not be enough to cover the amount of the indemnities.

CLAUSE 23 – SUB-CONTRACTORS, PERSONNEL, AND TECHNOLOGY TRANSFER

23.1. Sub-Contractors.; In order to carry out the operations subject mater hereof, the CONTRACTOR shall be entitled to enter into contracts at its own will and risk, to obtain goods and services in the country or overseas. In the sub-contracts, the CONTRACTOR shall include stipulations committing sub-Contractors to be subject to the Colombian legislation and to the stipulations in this contract.

23.2. Lists of contracts and sub-Contractors:

The CONTRACTOR shall have an up to date log of the contracts regarding works, services, and supplies, and it shall have them at the ANH’s disposal whenever it might request so. The log must specify, at least, the name of the supplier, CONTRACTOR, or sub-CONTRACTOR, the subject matter, the amount, and the duration of the contract.

23.3. National Component: The CONTRACTOR shall strive to prefer national suppliers of goods and services of national origin, under equal competitive conditions in quality, timeliness, and price.

23.4. Personnel: To al legal effects, the CONTRACTOR acts as the sole employer of the workers it hires to carry out the activities related to this contract, and consequently, it shall be liable for the labor obligations deriving from the corresponding labor relationships or contracts, such as payment of salaries, benefits, Para fiscal contributions, affiliation, and payment of contributions regarding pensions, health, and professional hazards to the Integral Social Security System, pursuant to the law. The CONTRACTOR shall train adequately and diligently the Colombian personnel it might require to replace foreign personnel the CONTRACTOR might deem necessary to carry out the operations hereto. In any case, the CONTRACTOR shall comply with the legal stipulations which establish the proportion of national and foreign employees and workforce.

23.5. Technology Transfer: The CONTRACTOR commits itself to sponsor or to carry out itself training programs for professionals, or by means of funding research projects designated by the ANH in areas related to this contract, during its term. Training shall be related to the petroleum industry, such as technical, commercial, and legal areas, among others. The training can be carried out by means of integrating the professionals designated by the ANH to the workgroup the CONTRACTOR might organize for the Contracted Area, or for other related activities.

All training costs, with the exception of labor costs which are caused in favor of the professionals receiving it, which take place upon compliance of the obligations the CONTRACTOR has by virtue of this clause, shall be borne one hundred percent (100%) by the CONTRACTOR. In no case shall the CONTRACTOR assume any cost whatsoever derived from the labor relationship the beneficiaries of the training might have. In order to comply with the obligations regarding Technology Transfer as set forth in this clause, in each one of the phases of the Exploration Period and its extensions, the CONTRACTOR commits to carry out technology transfer programs to a value up to twenty five percent (25%) of the amount resulting from multiplying the number of hectares and fraction of a hectare, times the value presented in the table defined in Clause 16 (number 16.1.1), and this calculation shall be made beginning each phase, including the first phase. Regarding the Exploitation Areas, the technology transfer shall be up to ten percent (10%) of the amount of the right to use of the subsoil, as stipulated in clause 16, (number 16.1.2), per calendar year. In no case, shall demand from the CONTRACTOR be that the total value of Technology Transfer exceeds one hundred thousand United States of America dollars (US $ 100,000) per phase of per calendar year, whichever might be the case.

CLAUSE 24 – OPERATOR

24.1. Without precluding its being entitled to carry out the operation directly, the CONTRACTOR shall be entitled to enter into a contract with a third party to act as the operator, provided the latter shows experience, proficiency, and financial soundness. In such cases, the designation of a third party as operator shall require final approval by the ANH.

24.2. Should the CONTRACTOR be conformed by two or more companies, it shall be specified which of them shall perform as the operator.

24.3. should more than two different operators be required at the same time in this Contract, previous approval by the ANH shall be required.

24.4. Whenever the operator decides to relinquish, it shall notify on no shorter than ninety (90) calendar days’ notice.

24.5. Should the operator be a third party, and the ANH be advised it has assumed negligent or contrary to Good Practices of the Oil Industry conducts in relation with the fulfillment of the obligations hereto, it shall notify the CONTRACTOR , who shall have a ninety (90) calendar day term, as of the requirement, to adopt the necessary corrections. If the aforementioned behavior should persist upon expiration of such term, the ANH shall demand the change of the operator from the CONTRACTOR.

CLAUSE 25 – ASSIGNMENT RIGHTS

25.1. Rights: THE CONTRACTOR has the right to assign its interests, rights, and obligations arising from this contract in whole or in part, with previous written authorization by the ANH, to another company, joint venture, or temporary venture, which has the financial capacity, the technical competence, the professional capabilities, and the legal capacity required to act in Colombia.

25.2. Procedure: To such effect, the CONTRACTOR shall submit written request to the ANH, specifying the essential elements of the negotiation, such as the name of the possible assign, the information on its legal, financial, technical, and operational capacities, the value of the rights and obligations to be assigned, the scope of the operation, etc. Within Sixty working days (60) from the receipt of the request submitted in complete form, the ANH shall exert its discretional faculty to analyze the information submitted by the CONTRACTOR, after which it shall adopt its decision without it being compelled to provide an explanation. In case any of the companies making up the CONTRACTOR party should undertake fusion, division of corporations, absorption, or corporate transformation of another type, it shall suffice with notifying timely the ANH, without exemption of the information other Colombian authorities might require. The ANH reserves the right to evaluate the new conditions of the CONTRACTOR or any of the companies that conform it, regarding financial capacity, technical competence, professional capabilities, and legal capacity required to act, and it might require the guarantees to be granted.

Notice: When assignments might be produced in favor of companies controlling or managing the CONTRACTOR or any of the companies which constitute it, or its affiliates or their subsidiaries, or between companies making up the same economic group, if the ANH does not provide response within the established term, it shall be understood that the assignment has been authorized.

CLAUSULA 26 – FORCE MAJEURE AND ACTS OF THIRD PARTIES

26.1. Definitions: To the effects hereto, Force Majeure is an impossible to resist, unforeseen event, such as a law, and act of authority, a shipwreck, an earthquake, etc; and, act of third parties is the irresistible event, legally not having to do with the Party claiming it, such as a war, a malicious act by third parties, etc. To the effects of this contract, both Force Majeure, and Acts of Third Parties, shall be considered waiving liability, and they shall suspend the compliance with non financial obligations affected by such circumstances, as long as they constitute an external cause, and the Party receiving notification accepts the irresistibility and the character of hindrance of the fact being claimed.

NOTICE: To the effects hereto, rain and environmental licensing formalities shall not be deemed waiver on the basis of force majeure or act of third parties, regarding the obligation to drill the well, since such situations are predictable by the CONTRACTOR.

26.2. Suspension: The fulfillment of the obligations hereto, shall be suspended during all the time any of the Parties might be impaired to fulfill them totally or partially, by circumstances constituting Force Majeure or Irresistible Acts of Third Parties. Whenever one of the Parties might be affected by one of such circumstances, it shall notify the other within fifteen (15) calendar days, invoking this clause, and submitting the appropriate justifications, specifying the causes originating its impair, and the way the fulfillment of the corresponding obligation is affected, the estimated period of suspension of activities, and any other such information that allows demonstrating the occurrence of the fact and its irresistibility.

26.3. Acceptance: Within fifteen (15) calendar days as of receipt of the notification, the non-affected party shall respond in writing, accepting or not the responsibility waiving circumstance, and upon such acceptation, the terms for the fulfillment of affected obligations shall be suspended. In such case, the suspension shall take Place as of the moment of occurrence of the fact being invoked as grounds for waiving. Should the non-affected party not provide response within such term, the acceptance of the grounds being invoked shall be understood as accepted, and compliance with the affected obligation shall be suspended. Suspension only interrupts the requirement to fulfill affected obligations.

26.4. Cease of Suspension: The party being affected by the grounds of responsibility waiver, shall re-initiate the fulfillment of suspended obligations within the month following the disappearing of the fact invoked as grounds. In such case, it shall inform the other Party within the following fifteen (15) calendar days. The party that is committed to fulfill the obligation shall make its best efforts to fulfill it within the terms and conditions agreed upon by the Parties.

26.5. Effects on the terms: When the suspension impairs the fulfillment of any of the Exploration Operations contained within any of the phases in the Minimum Exploratory Program or the Subsequent Exploratory Program, and if such impairment remains during over two (2) consecutive months, the ANH shall restore the contractual term during a period equal to that of the impairment, without precluding the CONTRACTOR’s obligation to the extend the existing guarantee or executing a new one, as per Clause 22.

CLAUSE 27 – SOLUTION OF DISPUTES BETWEEN THE PARTS

27.1. Executive Authority: Every difference or disagreement that might arise regarding the development of the contract, and related to it, shall be solved by the officials of the parties who bear authorization to such purpose. If, within 30 calendar days’ term as of the written notice, the disagreement has not yet been solved, the issue shall be submitted to the highest executive of each of the Parties who resides in Colombia, with the purpose of seeking a joint solution. If, within thirty (30) calendar days as of the date one of the parties requested to the other the submittal of the disagreement to the aforementioned executives, the parties should arrive at an agreement or decision on the issue, the adopted agreement or decision shall be signed within fifteen (15) calendar days following the attainment of such agreement or decision,

27.2. Expert’s and Arbitration Authority If, within thirty (30) calendar days as of the date one of the parties requested to the other the submittal of the disagreement to the aforementioned executives, the parties should not arrive at an agreement or decision on the issue, any of the Parties can resort to the mechanisms set forth in numbers 27.2.1, 27.2.2, and 27.2.4, depending on the case, as follows:

27.2.1. Technical Experts’ Report Should the disagreement be a technical issue, it shall be submitted to Experts’ Report, such experts being designated as follows: One per each Party, and the third one, by the two main experts, and in case they should not reach to an agreement, such third expert shall be named by the association of professionals on the subject on which the dispute as arisen, or similar to it, that is a consultative body to the National Government, with its address in Bogotá.

Once the experts have been appointed:

a) The experts shall issue their concept within thirty (39) days as of their appointment. The experts shall indicate the place and the term to receive information from the Parties. At the experts’ request, the Parties can award an extension to the original term.

b) The parties shall deliver all the pertinent information that the experts might deem necessary.

c) The parties shall focus and outline the matters that are subject to the expertise.

d) The costs and expenses of the technical experts shall be borne in equal shares by the Parties.

e) The report shall be emitted by majority, and shall be mandatory to the Parties, with the effects of a transaction.

27.2.2.Accounting Experts’ Report

Should the disagreement be on accounting, it shall be submitted to report by experts, who should be certified public accountants, appointed as follows: One per each Party, and the third one, by the two main experts, and in case they should not reach to an agreement, such third expert shall be named Bogotá Central Accountants’ Board. Upon appointment of the experts, procedure shall be akin to the one stipulated in numbers a-e above.

27.2.3. Dispute regarding nature En case of disagreement between the parties regarding the technical, accounting, or legal status of the dispute, it shall be considered legal in nature.

27.2.4. Arbitration: Any disagreement or controversy derived from or related to this contract, that is not a technical or accounting disagreement, shall be solved by means of arbitration. The Arbitration Court shall be composed of three arbitrators appointed upon agreement by the Parties.

If the Parties should not arrive to an agreement regarding the appointment of the arbitrators, they shall be designated by the Center of Mercantile Arbitration and Conciliation Center of the Bogotá, D.C. Chamber of Commerce, upon request submitted by any one of the Parties. In any case, the arbitrators shall have certified experience of over five (5) years in issues within the petroleum industry. The Court shall apply the substantial Colombian legislation in effect, and its decision shall be according to the Law. The arbitration shall be conducted in Spanish language.

27.2.5. Exclusion: Pursuant to the stipulations in Clause 4 hereto (number 4.3.2, notice), lack of agreement between the Parties regarding the extension of the Period of Exploitation of each Area of Exploitation, shall not provide grounds for disagreement, and it shall not be subject to the proceedings as established in this clause.

CLAUSE 28 – TERMINATION

28.1. Grounds for termination. This contract shall terminate, and the CONTRACTOR’s right shall cease in any of the cases enunciated below:

a) Because of expiration of the term of the Period of Exploration, without the CONTRACTOR having attained one Discovery.

b) Because of expiration of the term of the Period of Exploitation. In such cases, the effects of the contract shall terminate, regarding the Area of Exploitation in which the Period of Exploitation might have expired.

c) Because of relinquishment by the CONTRACTOR during the Period of Exploitation in the cases considered in Clause 4 (number 4.2.1)

d) Because of relinquishment by the CONTRACTOR at any time during the Period of Exploitation.

e) At any time by agreement between the Parties.

f) Because of declaration of breach by the CONTRACTOR.

g) Due to the application of any of the grounds for Unilateral Termination accounted for herein.

g) Due to the occurrence of any of the grounds for termination or expiration pursuant to the law.

In the cases set forth in letters f), g), and h), the ANH shall make effective the guarantee set forth in Clause 22, without preclusion of any resource or action it might decide to undertake.

28.2. Grounds of Termination due to breach: The following are Grounds of Termination due to breach:

a) Assignation of this contract in whole or in part, without complying with the stipulations in Clause 25.

b) Unjustified suspension of the Exploration Operations during over six (6) continuous months within the same phase.

c) Unjustified suspension of the Evaluation and/or Operations during a period over half the term for the Evaluation Program in an Evaluation Area, or during six (6) consecutive months in an Area of Exploitation. In such cases, the effects of the contract shall terminate, regarding the Area of Evaluation in which the suspension of Operations might have occurred.

d) To Make undue use of resources and minerals that are not part of the subject matter of this contract.

e) The omission, within the established terms, in an unjustified manner, of the delivery of technical information, results of the Exploration Operations, Evaluation, or Production, whose importance impairs the ANH in carrying out its functions.

f) Non compliance in the submission of guarantees, pursuant to clause 22 (number 22.3)

g) Failure to comply, in an unjustified manner, with any other obligation committed to by the CONTRACTOR by virtue and related to the subject matter of this contract.

28.3. Procedure for the Declaration of Breach: On occurrence of any of the grounds of breach, the ANH shall be entitled to terminate this contract after sixty (60) calendar days as of having summoned the CONTRACTOR in writing, after receiving approval from the ANH Management Council, stating the grounds invoked to make such statement, provided the CONTRACTOR should have not presented satisfactory explanations to the ANH within twenty (20) working days after receiving summons, or should have not corrected the breach in compliance with the contract within the sixty (60) day space. If, within the aforementioned twenty (20) working day space, the CONTRACTOR presents satisfactory explanations to the ANH, and the remaining term to complete the sixty (60) calendar day term should be insufficient to comply with the outstanding obligations, the ANH can grant an additional term to allow such compliance, without precluding its demanding necessary guarantees. If, upon expiration of such term, necessary corrections have not been made, the ANH shall declare breach and termination of this contract It is understood that the term provided for herein for the compliance with outstanding obligations, is by no means an extension of the agreed term for the performance of the Minimum Exploratory Program of an ongoing phase, nor does it modify the terms of the following phases of the Period of Exploitation.

28.4. Grounds of Unilateral Termination: The ANH can declare this contract terminated, at any time, in the following cases:

a) Because of initiation of a liquidation process of the CONTRACTOR if it is a corporation.

b) Due to initiation of legal seizure of the CONTRACTOR that affects materially the compliance of the obligations hereto.

When the CONTRACTOR should be constituted by several corporations and / or natural persons, the grounds as per the numbers above shall apply when such grounds affect materially the compliance of the obligations hereto.

NOTICE: RESOLUTORY CONDITION For each phase in which the obligation exists to drill one or more exploratory wells, the CONTRACTOR shall initiate before the Ministry of the Environment, the due activities, to obtain the environmental licensing, within 30 calendar days as of the initiation of the corresponding phase. Failure to comply with this obligation by the CONTRACTOR shall provide grounds for terminations of this contract.

28.5. Mandatory Clauses: The ANH shall declare termination, expiration, or mandatory liquidation of this contract, on occurrence of the grounds ordered by the law, such as the ones envisaged in 1997 Law 418, which was successively extended and modified by laws 548, 1999, and 782, 2002, or in Law 40,1993, or in laws that substitute or reform these laws.

28.6. Subsequent Obligations: Upon termination of this contract due to any cause, and at any time, the Parties have the obligation to comply satisfactorily with their legal obligations committed to among themselves, and with third parties, and those committed to herein.

This includes assuming liability for losses and damage resulting when the contract has been terminated unilaterally, and when the contract might be terminated because on grounds attributed to the CONTRACTOR, there shall be grounds for indemnities and legal compensations.

CLAUSE 29 – THE ENVIRONMENT

29.1. The CONTRACTOR shall provide particular attention to the protection of the environment and the compliance with regulations which apply to such matters. Likewise, it shall adapt and carry out specific contingency plans in order to face emergencies and to repair damage in the most efficient and timely manner.

29.2. The CONTRACTOR shall submit a report each semester to the ANH on environmental issues of the operations it is carrying out, on the application of the preventive plans and the contingency plans, and on the status of the formalities carried out with the competent environmental authorities, regarding permits, authorizations, concessions, or licenses, depending on the case.

29.3. Whenever any activity or Exploration Operation might require environmental permits, authorizations, concessions, or licenses, the CONTRACTOR shall refrain from carrying out such activity until such permits, authorizations, concessions, or licenses are obtained.

29.4. The CONTRACTOR shall not initiate Exploitation without the approval of environmental impact studies, and without environmental licenses having been issued, or any other such requisites having been fulfilled. In any case, for such phases in which exploratory wells are to be drilled, the CONTRACTOR shall initiate the activities necessary to obtain environmental licenses, no later than one month as of the initiation of the corresponding phase. Failure to do so, shall deem the CONTRACTOR to be in breach of the contract.

29.5. Lack of compliance with any such obligation, shall be grounds for termination due to breach, as set forth in clause 28 (number 28.2, letter g).

CLAUSE 30 – ABANDONMENT

30.1. Abandonment: Without precluding the stipulations in number 4.3.4 herein, in all cases in which there are grounds for the return of areas, inland as well as off coast, the CONTRACTOR shall schedule and carry out all Abandonment activities, pursuant to Colombian legislation, and complying with Good Practices of the Petroleum Industry.

30.2. Return of the Exploitation areas and Evaluation Areas: Within 60 days following the date in which the return of Exploitation areas or Evaluation Areas must take place, the CONTRACTOR must carry out an Abandonment program, to the ANH’s and other competent authorities’ satisfaction

30.3. In Exploitation Areas: The Exploitation Program for each Exploitation Area shall include the corresponding Abandonment program. Likewise, the CONTRACTOR shall perform the adjustments required on the Abandonment program in the updates to the Exploitation Plan, as per number 9,4 Herein.

30.4. Abandonment Fund

30.4.1. Creation: At the end of the first Calendar Year as of the Month in which the CONTRACTOR initiated commercial and regular production of Hydrocarbons in an Exploitation Area, and as of such time, the CONTRACTOR shall carry, within its accounting, a special register called Abandonment Fund, and, in order to guarantee availability of financial resources required to carry out the aforementioned Abandonment program, the CONTRACTOR shall establish an escrow fund, a bank guarantee or such other accepted by the ANH instrument . In either case, the terms and conditions of the agreed instrument shall be determined by the Parties within the year immediately prior to the date in which the abandonment fund must be constituted. In case an agreement might not be reached, the CONTRACTOR shall constitute a bank guarantee as set forth in this clause.

30.4.2 Amount of the Abandonment Fund: The amount of the Abandonment Fund a the end of each Calendar year, shall be the result of applying the following formula:

AMA = (PAH ÷ RIH)2 x CAB

where:

AMA is the amount of the Abandonment Fund the CONTRACTOR must record for each Exploitation Area at the end of each Calendar year.

PAH is the accrued volume of Hydrocarbons produced in each Area of Exploitation, from the beginning of its production, thru December 31st of the year for which this calculation is performed.

RIH ser the proven Hydrocarbon reserves at each Area of Exploitation, expressed in Liquid Hydrocarbon Barrels, as per the Exploitation Plan and its updates. Such amount includes the accrued production (PAH), plus the remaining proven reserves.

CAB is the estimated updated cost of the Abandonment operations for each Area of Exploitation. Whenever yearly readjustments are the case, the CAB shall be reduced in such amount of the Abandonment costs as these have been already performed.

All calculations regarding Hydrocarbon production and reserves as mentioned above (PAH and RIH), shall be made in Barrels of Liquid Hydrocarbons. To such purpose, the parties agree that, to the effects of making the conversion:

Fifty seven hundred (5700) cubic feet of gas, at Standard Conditions, are equivalent to one (1) barrel of Liquid Hydrocarbons.

The variables of the formula shall be revised and updated on a yearly basis by the CONTRACTOR, based upon the actual disbursements, the Abandonment activities that have been carried out, and the Hydrocarbon production volumes and reserves.

NOTICE: To all effects herein, Proven Reserves is the amount of Hydrocarbons that based upon geological and engineering analyses, the CONTRACTOR estimates with reasonable certainty that can be commercially recoverable, as of a specific date, based upon known oilfields, and pursuant to economic conditions, operative methods, and the regulatory frame prevailing at the moment of the calculation.

30.5. Compliance with the obligations set forth in this clause shall not waive the CONTRACTOR of its obligation of carrying out at its own cost and risk all Abandonment operations in each Area of Exploitation.

CLAUSE 31 – CONTRACTUAL ADDRESS AND APPLICABLE LAW

To all purposes regarding this contract, the Parties determine the city of Bogotá, D.C., Republic of Colombia, as their legal address. This contract is governed in all of its parts by the Colombian laws, and the CONTRACTOR relinquishes to attempt diplomatic claim regarding its rights and obligations arising from this contract, except in the case of denial of justice. It is understood that there shall be no denial of justice whenever the CONTRACTOR has had access to all resources and means of action that proceed pursuant to Colombian laws.

CLAUSE 32 – SPOKESPERSON

Without detriment to the rights the CONTRACTOR might have derived from legal stipulations or from the covenants hereto, the ANH shall be the spokesperson for the CONTRACTOR before Colombian authorities in relation with the activities performed by virtue hereof, at all moments it such performance might be necessary, and it shall furnish government officials and entities with all the data and reports that might be legally required. The CONTRACTOR shall be committed to prepare and to furnish the ANH with such reports. The expenses incurred by ANH to proceed on any issue as set forth in this clause, shall be borne by the CONTRACTOR, and when such expenses should exceed Five Thousand United States of America Dollars, (USD $ 5000) or its equivalent in Colombian currency, the CONTRACTOR’s prior approval is required. The parties hereby declare that neither the stipulations in this clause, nor elsewhere in this contract, imply bestowal of a general power, nor that the Parties have constituted a civil or commercial partnership, or such other relationship under which either of the Parties might be considered as jointly or severally liable of acts or omissions of the other Party, or as having authority or mandate that might commit the other party to any obligation. This contract is related to activities within the territory of the Republic of Colombia.

CLAUSE 33 – PAYMENTS AND CURRENCY

33.1. Currency: All payments the CONTRACTOR must make in favor of the ANH by virtue of this contract, shall be made in United States of America Dollars, whenever the currency exchange regulations might so allow, or in Colombian pesos, and at the bank designated by the ANH to such purpose. The CONTRACTOR may make payments in foreign currency whenever currency Exchange regulations allow such payments, and its being authorized by the ANH.

33.2. Rate of Exchange: Whenever should United Stated of America Dollars be converted to pesos, the Market Representative Exchange Rate, which is applicable on the day of the payment, as certified by the Banking Superintendent or the entity operating as such,

33.3. Default interests: If the payments due by the CONTRACTOR in favor of the ANH by virtue of this contract are not made within the terms established herein, the CONTRACTOR shall pay the default interest at the highest rate legally allowed.

CLAUSE 34 - TAXES

The CONTRACTOR shall be subject to Colombian tax legislation. CLAUSE 35 – NOTICES AND COMMUNICATIONS

35.1. Address for Notices and Communications: The notices and communications between the Parties shall be sent to the representatives of the Parties, to their registered addresses for legal notifications, which to date are:

ANH’s: Calle 37 No. 7-43, Piso 5, Edificio Guadalupe, Bogota, D.C., Colombia. THE CONTRACTOR’S Calle 114 No. 9-01 Oficina 1001 Torre A, Bogota, D.C., Colombia.

35.2. Change: Any change in the person of the representative or in the above specified address, must be reported officially to the other Party, within five (5) days following such change.

35.3. Effectiveness: The communications between the Parties in relation hereto are effective as of receipt by the Party to whom such communications were addressed, at the addresses specified above, and in any event, as of their delivery at the address for legal notifications registered at the Chamber of Commerce.

CLAUSE 36 – EXTERNAL COMMUNICATIONS

Whenever the CONTRACTOR should require to issue public declarations, announcements, or press releases regarding this contract, regarding information that might affect the normal performance or this contract, the CONTRACTOR shall request prior written authorization from the ANH. In any event, external communications on Discoveries attained, Discoveries declared, or close to being declared commercial, and Hydrocarbon reserves volumes must be authorized by the ANH.

CLAUSE 37 – LANGUAGE

To all effects and acts related to this contract the language is Spanish.

CLAUSE 38 – PERFECTION

This contract shall be binding upon its signature by the parties.

In witness thereof, it is signed in Bogotá, D.C., on December 27th, 2005, in two originals with the same validity.

AGENCIA NACIONAL DE HIDROCARBUROS

/s/ JOSE ARMANDO ZAMORA REYES

JOSE ARMANDO ZAMORA REYES

DIRECTOR GENERAL

HARKEN DE COLOMBIA LTD.

/s/ GUILLERMO SANCHEZ

GUILLERMO SANCHEZ

LAWFUL REPRESENTATIVE

APPENDIX A

CONTRACTED AREA

APPENDIX TO THE “CARACOLI” SECTOR,

EXPLORATION AND PRODUCTION CONTRACT

The total Area comprised within the block described below is thirty six thousand, one hundred and ninety three (36,193) hectares, and seven thousand five hundred and forty six (7546) square meters. Cartographic information was taken from Colombia’s political map, I-G-A-C- digital file, at a 1:1,500,000 scale.

CARACOLI BLOCK

The Area of the polygon formed by the vertexes below is thirty six thousand, one hundred and ninety three (36,193) hectares, and seven thousand five hundred and forty six (7546) square meters, and it is located within the jurisdictions of the towns of Cúcuta, El Zulia, Santiago, and San Cayetano, in the Department of Norte de Santander Such area is described below and, as it appears in the map attached as Appendix A, which is part of this contract, as well as the corresponding charts, the Agustín Codazzi Geographic Institute Geodetic Vertex “La CRUZ-495” having GAUSS coordinates with their origin in Bogotá as follows, has been taken as point of reference: N- 1’361.308,03 meters, E- 1’155.324,17 meters, which correspond to the geographic coordinates

Latitude 7°51’49”0,724 North of the Equator, Longitude 72°40’21’0.545 West of Greenwich.

Point A:

Starting at this vertex, (LA CRUZ-495) continuing with course N 82° 35’ 41” 0,672 mil W during a 5368.949 meter distance until arriving at point ‘A’, having coordinates N- 1362000 meters, E- 1150000 meters.

Point B:

From this point, continuing with NORTH course during a 18000 meter distance, until arriving at point ‘B’, having coordinates N- 1380000 meters, E- 1150000 meters.

Point C:

From this point, continuing with EAST course during a 6000 meter distance, until arriving at point ‘C’, having coordinates N- 1380000 meters, E- 1156000 meters.

Point D:

From this point, continuing with NORTH course during a 894 meter distance, until arriving at point ‘D’, having coordinates N- 1380894 meters, E- 1156000 meters.

Point E:

From this point, continuing with EAST course during a 26000 meter distance, until arriving at point ‘E’, having coordinates N- 1380894 meters, E- 1182000 meters. Line “D-E” adjoins throughout its extension with the URIBAN sector operated by ECOPETROL Company.

Point F:

Starting at this point, continuing with course S 21° 13’ 29” 0,204 mil W during a 7980.839 meter distance until arriving at point ‘F’, having coordinates N-1373454.523 meters, E- 1179110.715 meters.

Point G:

Starting at this point continuing with course S 79° 57’ 5.” 0,385 mil W during a 2663.647 meter distance until arriving at point ‘G’, having coordinates N-1372989.765 meters, E- 1176487.927 meters. Point H:

From this point, continuing with course N 0.° 0.’ 4.” 0,056 mil E during a 3712.235 meter distance until arriving at point ‘H’, having coordinates N- 1376702 meters, E- 11766488 meters.

Line “G-H” adjoins throughout its extension with the CERRITO sector operated by KAPPA Company.

Point I:

From this point, continuing with course N 89° 59’ 55” 0,949 mil W during a 4480.918 meter distance until arriving at point ‘I’, having coordinates N- 1376702.088 meters E- 1172007.082 meters. Line “H-I” adjoins throughout its extension with the CERRITO sector operated by KAPPA Company.

Point J:

Starting at this point, continuing with course S 0.° 0.’ 4.” 0,163 mil W during a 693.612 meter distance until arriving at point ‘J’, having coordinates N-1376008.476 meters, E- 1172007.068 meters. Line adjoins throughout its extension with the CERRITO sector operated by KAPPA Company.

Point K:

From this point, continuing with course N 89° 59’ 55” 0,936 mil W during a 7004.951 meter distance until arriving at point ‘K’, having coordinates N-1376008.614 meters E- 1165002.117 meters.

Point L:

Starting at this point, continuing with course S 0. 1.’ 12” 0,672 mil W during a 6008.614 meter distance until arriving at point ‘L’, having coordinates N- 1370000 meters, E- 1165000 meters.

Point M:

From this point, continuing with SOUTH course during a 8000 meter distance, until arriving at point ‘M’, having coordinates N- 1362000 meters, E- 1165000 meters. Line “L-M” adjoins throughout its extension with the TOLEDO sector operated by ECOPETROL Company.

From this point, continuing with WEST course during a 15000 meter distance, until arriving at point and closing the borders at point ‘A’, starting point.

NATIONAL HYDROCARBON AGENCY.

Calculation of Area, Courses, and Distances from Gauss Coordinates.

Origin: Bogotá

Data and Results chart for the CARACOLI BLOCK sector.

Municipal jurisdictions of Cúcuta, el Zulia, Santiago, and San Cayetano in the Department of Norte de Santander

Point	NORTH	EAST	Distance	Dif. North	Dif. East	COURSES
PERT	1,361,308.03	1,155,324.17

			5,368.95	691.97	-5,324.17	N 82° 35’ 41” 0,672 mil W

A	1,362,000.00	1,150,000.00

			18,000.00	18,000.00	0.00	NORTH

B	1,380,000.00	1,150,000.00

			6,000.00	0.00	6,000.00	EAST

C	.1,380,000.00	1,156,000.00

			894.00	894.00	0.00	NORTH

D	1,380,894.00	1,156,000.00

			26,000.00	0.00	26,000.00	EAST

E	1,380,894.00	1,182,000.00

			7,980.84	-7,439.48	-2,889.28	S 21° 13’ 29” 0,204 mil

F	1,373,454.52	1,179,110.72

			2,663.65	-464.76	-2,622.79	S 79° 57’ 5.” 0,385 mil

G	1,372,989.77	1,176,487.93

			3,712.24	3,712.24	0.07	N 0.0 0.’ 4.” 0,056 mil E

H	1,376,702.00	1,176,488.00

			4,480.92	0.09	-4,480.92	N 89° 59’ 55” 0,949 mil W

I	1,376,702.09	1,172,007.08

			693.61	-693.61	-0.01	S 0.0 0.’ 4.” 0,163 mil W

J	1,376,008.48	1,172,007.07

			7,004.95	0.14	-7,004.95	N 89° 59’ 55” 0,936 mil W

K	1,3 76,008.61	1,165,002.12

			6,008.61	-6,008.61	-2.12	S 0.° 1.’ 12” 0,672 mil W

L	1,370,000.00	1,165,000.00

			8,000.00	-8,000.00	0.00	SOUTH

M	1,362,000.00	1,165,000.00

			15,000.00	0.00	-15,000.00	WEST

A	1,362,000.00	1,150,000.00

POLYGON AREA (Ha.): 36.193,7546

APPENDIX A

APPENDIX B – MINIMUM EXPLORATORY PROGRAM

APPENDIX TO THE “CARACOLI” SECTOR EXPLOITATION AND PRODUCTION CONTRACT

The CONTRACTOR commits to carry out, as a minimum, the following Exploratory program:

Phase 1: (Duration: 12 months):

•	Acquisition and interpretation of 90 kilometers of 2D seismics.

•	Re-processing or and re-interpretation of two hundred and then kilometers of 2D seismics.

•	Post-mortem on four (4) existing wells in the area, including petrophysical evaluation (Chibagra 1 and 2, Tasajero 1, and Santi-1).

Phase 2: (Duration: 12 months each):

•	Drilling of an exploratory well per phase, covering the geological column in total.

APPENDIX C – MODEL OF THE LETTER OF CREDIT

APPENDIX TO THE “CARACOLI” SECTOR EXPLOITATION AND PRODUCTION CONTRACT

LETTER	OF CREDIT No. :

DATE	ISSUED :

DATE DUE: :_Duration of the corresponding phase plus three (3) months

NOMINAL AMOUNT :                                      (US $                 )

EMITTING BANK : (                 Name of Issuing Bank                 )

BENEFICIARY : Agencia Nacional de Hidrocarburos – ANH

ORDEROR : (                 Name of the Company                 )

NAME OF THE CONTRACT

This document is to notify you by order and to the account of (            Name of the Company                        ) hereinafter referred to as the CONTRACTOR, we have issued on your favor this irrevocable standby letter of credit, for the sum of                          United States of America Dollars (US$                        ), in order to guarantee the compliance with and the correct performance or any or all of the obligations of Phase                          of the Period of Exploration, which has a                          duration, and such other activities inherent to such obligations, pursuant to the CONTRACT OF EXPLORATION AND PRODUCTION XXXXXXXXXXXXXXXXX XXXXXXXXXX, entered into between the CONTRACTOR, and the ANH, on                         , hereinafter, THE CONTRACT.

Shall it be understood that the responsibility of (            Name of Issuing Bank            ) derived from this standby letter of credit is limited solely to the aforementioned amount of Colombian legal tender.

In case of failure by the CONTRACTOR to comply with any or all of its obligations and other activities inherent to such obligations deriving from the CONTRACT, as per the first paragraph of this stand-by letter of credit, hereinafter GUARANTEEDOBLIGATIONS, the Beneficiary shall notify such non compliance in writing to (            name of issuing bank            ) in his offices at             , within the validity of this letter of credit. In the same date of our receipt of such notice, we shall proceed to the unconditional payment to the order of the beneficiary of the amounts claimed by it, charged to this letter of credit, without exceeding the total guaranteed amount in any case.

If the aforementioned non compliance notification is not sent within the validity of this letter of credit, our responsibility derived from it shall cease.

Communication by which notification is issued to (            name of Issuing Bank            ) regarding non compliance of GUARANTEED OBLIGATIONS shall be a document with appropriate signature by the Lawful Representative of ANH, or whoever should replace him, in which the non compliance by the CONTRACTOR of the GUARANTEED OBLIGATIONS is declared, and payment of this letter of credit is requested. In such communication, the number of this letter of credit shall be quoted, as well as the amount used of it, converted to Colombian legal tender at the Market Representative Rate in effect on the date such communication is sent to us, as per certificate issued by Colombian Banking Superintendent, or the entity replacing it to such effects.

This document shall be governed by the “Uniform Rules and Customs Related to Documental Credits” (Last Revision) published by the International Chamber of Commerce.

Signature of Issuing Bank Legal Representative